                                                                     EXHIBIT 4.1







                           CERTIFICATE OF DESIGNATIONS

                   $ 1.75 CUMULATIVE CONVERTIBLE PREFERRED STOCK

                              ($.66 2/3 Par Value)

                                       of

                             AMC ENTERTAINMENT INC.


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             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware
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            AMC Entertainment Inc., a Delaware corporation (hereinafter called the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "GCL") does hereby make this Certificate of Designations and does hereby state and certify that, pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board of Directors") by the Certificate of Incorporation, and pursuant to Section 141(c) of the GCL the following resolution has been duly adopted:

            RESOLVED, that pursuant to Article Fourth of the Restated and Amended Certificate of Incorporation ("Certificate of Incorporation") (which authorizes 10,000,000 shares of preferred stock, $.66 2/3 par value), the designations, powers and preferences, and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of $1.75 Cumulative Convertible Preferred Stock are fixed as stated herein.

            RESOLVED, that each share of the $1.75 Cumulative Convertible Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

            Section 1. DESIGNATION; RANK. This series of preferred stock shall be designated $1.75 Cumulative Convertible Preferred Stock, par value $.66 2/3 per share (the "Convertible Preferred"). The Convertible Preferred will rank, with respect to dividend rights and rights on liquidation, winding up and dissolution, (a) senior to all classes of common stock of the Company (including, without limitation, the Common Stock and Class B Stock) and each other class of capital stock or series of preferred stock established after the offering of the Convertible Preferred by the Board of Directors that does not expressly provide that it ranks senior to or on a parity with the Convertible Preferred as to dividend rights and rights on liquidation, winding up and dissolution (collectively referred to with the common stock of the Company as "Junior Securities"), (b) on a parity with each other class of capital stock or series of preferred stock issued by the Company established after the offering of the Convertible Preferred by the Board of Directors that expressly provides that such series will rank on a parity with the Convertible Preferred as to dividend rights and rights on liquidation, winding up and dissolution (collectively referred to as "Parity Securities") and (c) junior to each other class of capital stock or series of preferred stock established after the offering of the Convertible Preferred by the Board of Directors that expressly provides that such series will rank senior to the Convertible Preferred as to dividend rights and rights on liquidation, winding up and dissolution (collectively referred to as "Senior Securities"). Pursuant to Section 6(b) hereof, while any shares of Convertible Preferred are outstanding, the Company may not issue, authorize or increase the authorized amount of, or issue or authorize or increase any obligation or security convertible into or evidencing a right to purchase, any additional class or series of (x) Senior Securities, without the vote or consent of the holders of two-thirds of the outstanding shares of Convertible Preferred and any Parity Securities, voting together as a single class without regard to series, or (y) Parity Securities, without the vote or consent of the holders of a majority of the outstanding shares of Convertible Preferred and any Parity Securities, voting together as a single class without regard to series. However, the Company may create additional classes of Junior Securities, increase the authorized number of shares of any Junior Security or issue any Junior Securities without the consent of any holder of the outstanding shares of Convertible Preferred.

            Section 2. AUTHORIZED NUMBER. The number of shares constituting the Convertible Preferred shall be 4,600,000 shares.

            Section 3. DIVIDENDS. Holders of shares of the Convertible Preferred will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends at an annual rate of $1.75 per share of Convertible Preferred, payable in arrears on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 1994 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors), except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Each dividend will be payable to holders of record as they appear in the stock register of the Company on a record date fixed by the Board of Directors, which shall be not more than 60 days nor less than 10 days before the payment date. Dividends will be cumulative from the date of original issuance of the Convertible Preferred. Dividends payable on the Convertible Preferred for each full dividend period will be computed by annualizing the dividend rate and dividing by four. Dividends payable for any period less than a full dividend period or for that portion of any period greater than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Convertible Preferred will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

            No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Convertible Preferred. If full cumulative dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the Convertible Preferred and upon any other Parity Securities, all dividends declared upon shares of Convertible Preferred and any such Parity Securities will be declared and paid pro rata so that in all cases the amount of dividends declared per share on the Convertible Preferred and on such other Parity Securities will bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Preferred and such other Parity Securities bear to each other. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities payable in additional shares of Junior Securities or rights to acquire Junior Securities) and no Junior Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Convertible Preferred. Accumulated unpaid dividends will not bear interest.

            Section 4. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock and Class B Stock of the Company, but after payment or provision for payment of the Company's debts and other liabilities, the holders of the Convertible Preferred shall receive a liquidation preference of $25.00 per share and shall be entitled to receive all accrued and unpaid dividends through the date of distribution, and the holders of any Parity

Securities shall be entitled to receive the full respective liquidation preferences (including any premium) to which they are entitled and shall receive all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution. If, upon such a voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Convertible Preferred and any Parity Securities, the holders of the Convertible Preferred and such Parity Securities will share ratably in any such distribution of assets of the Company, first in proportion to their respective liquidation preferences, until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued dividends, the shares of Convertible Preferred will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or substantially all the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, nor any dissolution, liquidation, winding up or reorganization of the Company immediately followed by reincorporation of another corporation, will be deemed to be a liquidation, dissolution or winding up of the Company.

            Section 5.  OPTIONAL REDEMPTION.

                  (a) Shares of the Convertible Preferred may not be redeemed by the Company on or prior to March 15, 1997. After March 15, 1997, the Company, at its option, may redeem the shares of Convertible Preferred, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described below, during the twelve-month periods beginning immediately after March 15 in each of the following years at the following redemption prices per share (expressed as a percentage of the $25.00 liquidation preference thereof) plus accrued and unpaid dividends, if any, up to but excluding the date fixed for redemption (the "Redemption Date"), whether or not declared (the "Redemption Price"):


            YEAR                               REDEMPTION PRICE
            1997.........................            104%
            1998.........................            103
            1999.........................            102
            2000.........................            101
            2001 and thereafter..........            100%


                  (b) In the event the Company shall redeem shares of Convertible Preferred, notice of such redemption shall be given by first class mail, postage prepaid, not less than 30 days nor more than 60 days prior to the Redemption Date, to each holder of record of the shares of Convertible Preferred to be redeemed, at such holder's address as the same appears in the stock register of the Company. Each such notice shall state (i) the Redemption Date, (ii) the number of shares of Convertible Preferred to be redeemed and, if less than all the shares held by such holder is to be redeemed, the number of such shares to be redeemed from such holder, (iii) the Redemption Price, (iv) the place or places where certificates for such shares of Convertible Preferred are to be surrendered for payment of the Redemption Price, (v) the then current Conversion Price (as defined in Section 7 hereof) and (vi) that dividends on the shares of Convertible Preferred to be redeemed shall cease to accrue on such Redemption Date. In order to facilitate the redemption of the Convertible Preferred, the Board of Directors may fix a record date for determination of holders of shares of Convertible Preferred to be redeemed, which shall not be less than 30 days nor more than 60 days prior to the Redemption Date with respect thereto. If, on the Redemption Date, funds necessary for the redemption shall be available therefor, and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares of Convertible Preferred so called for redemption shall not have been surrendered (unless the Company defaults in making payment of the Redemption Price), the dividends with respect to the shares so called for redemption shall cease to accrue after the Redemption Date, such shares shall no longer be deemed outstanding, all rights of the holders of such shares as stockholders of the Company shall cease, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

            Upon surrender in accordance with said notice of the certificates for any such shares of Convertible Preferred so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable Redemption Price. If fewer than all of the outstanding shares of Convertible Preferred are to be redeemed, the shares to be redeemed shall be selected by the Company from outstanding shares of Convertible Preferred not previously called for redemption by lot or pro rata. If fewer than all the shares of Convertible Preferred represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

            In the event that the Company has failed to pay accrued and unpaid dividends on the Convertible Preferred, the Convertible Preferred may not be redeemed unless all outstanding shares of Convertible Preferred are simultaneously redeemed or the outstanding shares of the Convertible Preferred are redeemed on a pro rata basis.

            Notwithstanding the foregoing, if notice of redemption has been given pursuant to this subsection (b) and any holder of shares of Convertible Preferred shall, prior to the close of business on the business day immediately preceding the Redemption Date, give written notice to the Company pursuant to Section 7(d) hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), then
(x) the Company shall not have the right to redeem such shares, (y) the conversion of such shares to be redeemed shall become effective as provided in
Section 7, and (z) any funds that shall have been deposited for the payment of the Redemption Price for such shares shall be returned to the Company immediately after such conversion (subject to declared dividends payable to holders of shares of Convertible Preferred on the dividend payment record date for such dividends being so payable, to the extent set forth in Section 7 hereof, regardless of whether such shares are converted subsequent to such dividend payment record date and prior to the related dividend payment date); provided, however, that shares of Convertible Preferred called for redemption will not be convertible after the close of business on the business day immediately preceding the Redemption Date, unless the Company defaults in payment of the Redemption Price.

            Section 6.  VOTING RIGHTS.

                  (a) Except as otherwise provided herein or as may be required by Delaware law or provided by the resolution creating any other series of preferred stock, the holders of shares of Convertible Preferred will have no voting rights.

                  (b) So long as any shares of Convertible Preferred are outstanding, the vote or consent of the holders of two-thirds of the outstanding shares of Convertible Preferred and any Parity Securities, voting together as a single class without regard to series, shall be necessary to issue, authorize or increase the authorized amount of, or issue or authorize or increase any obligation or security convertible into or evidencing a right to purchase, any additional class or series of Senior Securities. Furthermore, the vote or consent of the holders of a majority of the outstanding shares of Convertible Preferred and any Parity Securities, voting together as a single class without regard to series, shall be necessary to issue, authorize or increase the authorized amount of, or issue or authorize or increase any obligation or security convertible into or evidencing a right to purchase, any additional class or series of Parity Securities. However, the Company may create additional classes of Junior Securities, increase the authorized number of shares of any Junior Security or issue any Junior Securities without the consent of any holder of the Convertible Preferred. No such vote or consent of the holders of the Convertible Preferred is required if, at or prior to the time when the issuance of any such Senior or Parity Securities is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all of the Convertible Preferred at the time outstanding pursuant to the terms of the Convertible Preferred.

      The vote or consent of the holders of two-thirds of the outstanding shares of Convertible Preferred, voting as a class, will be required to authorize an amendment to the Certificate of Incorporation, whether or not such holders are entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

                  (c) (i) In the event that dividends on the Convertible Preferred, if any are then outstanding, remain unpaid in cash for six full quarterly periods, the maximum authorized number of directors of the Company will be increased by two, and holders of the Convertible Preferred, voting separately as a class with the holders of shares of any Parity Securities upon which like voting rights have been conferred and are exercisable, shall be entitled to vote their shares of Convertible Preferred to elect an additional two directors. So long as any shares of Convertible Preferred shall be outstanding, the holders of Convertible Preferred shall retain the right to vote and elect, with the holders of any such Parity Securities, as a class, such number of directors until any outstanding dividends on the Convertible Preferred are paid in full or declared and set aside for payment. Such period is hereinafter referred to as a "default period."

                        (ii) So long as any shares of Convertible Preferred shall be outstanding, during any default period, such voting right of the holders of Convertible Preferred may be exercised initially at a special meeting called pursuant to subparagraph (iii) below, at any annual meeting of the stockholders of the Company or by written consent of such holders pursuant to the GCL. The absence of a quorum of holders of common stock of the Company (including, without limitation, the Common Stock and Class B Stock) or any class thereof shall not affect the exercise of such voting rights by the holders of Convertible Preferred and Parity Securities.

                       (iii) Unless the holders of Convertible Preferred and Parity Securities, if any are then outstanding, have, during an existing default period, previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 5% of the outstanding shares of Convertible Preferred and Parity Securities may request, the calling of a special meeting of holders of Convertible Preferred and Parity Securities, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Convertible Preferred and Parity Securities are entitled to vote pursuant to this paragraph shall be given to each holder of record of Convertible Preferred by mailing a copy of such notice to such holder at such holder's last address as the same appears in the stock register of the Company. Such special meeting shall be called for a time not later than 45 days after such order or request, or in default of the calling of such meeting within 45 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 5% of the outstanding shares of Convertible Preferred and Parity Securities. Notwithstanding the provisions of this subparagraph, no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

                        (iv) During any default period, the holders of common stock of the Company (including, without limitation, the Common Stock and Class B Stock), and other classes of stock of the Company, if applicable, shall continue to be entitled to elect that number of directors that such holders would be entitled to elect under the Certificate of Incorporation and Bylaws as though no default period had occurred. After the holders of Convertible Preferred and Parity Securities, voting together separately as a class, shall have exercised their right to elect two directors, (x) the directors so elected by the holders of Convertible Preferred and Parity Securities shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders or (B) the expiration of the default period, and (y) any vacancy in the Board of Directors caused by the resignation, death or removal of a director elected by the holders of the Convertible Preferred and any Parity Securities may be filled by vote of the remaining director theretofore elected by the holders of the Convertible Preferred and any Parity Securities. References in this subparagraph to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                         (v) Immediately upon the expiration of a default period, (x) the right of the holders of Convertible Preferred to elect directors shall cease, (y) the term of any directors elected by the holders of Convertible Preferred and Parity Securities as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Certificate of Incorporation or Bylaws of the Company irrespective of any increase made pursuant to the provisions of subparagraph (i) of this subsection (c) (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or Bylaws of the Company).

            Section 7.  CONVERSION.

                  (a)  RIGHT TO CONVERT.  Each share of Convertible
Preferred will be convertible at any time at the option of the holder thereof into such number of whole shares of Common Stock (calculated as to each conversion to the nearest 1/100 of a share) as is equal to the liquidation preference of such share of Convertible Preferred surrendered for conversion divided by the initial conversion price of $14.50 per share of Common Stock, subject to adjustment as described in Section 7(b) below (the "Conversion Price"). Upon the surrender of any shares of Convertible Preferred for conversion, in lieu of issuing the Common Stock issuable upon conversion of the Convertible Preferred, the Company may, at its option, pay to the holder of such shares of Convertible Preferred an amount in cash equal to the then Market Value (as defined in Section 8(e)(v) below) of the number of shares of Common Stock (including any fraction thereof) into which such shares of Convertible Preferred are then convertible. Dividends shall cease to accrue on shares of Convertible Preferred surrendered for conversion into Common Stock on the date such shares are surrendered. No fractional shares of Common Stock shall be issued upon the conversion of Convertible Preferred, but in lieu of any fractional shares to which the holder of shares of Convertible Preferred would otherwise be entitled, the Company shall, after aggregation of all fractional share interests held by each holder into as many whole shares of Common Stock as is possible and issuing such whole shares to the holder of such Convertible Preferred surrendered for conversion, pay an amount of cash (computed to the nearest cent) equal to any remaining fractional share interests multiplied by the then Market Value of the Common Stock.

            In the case of any share of Convertible Preferred that is converted after any record date with respect to the payment of a dividend on the Convertible Preferred and on or prior to the dividend payment date with respect to such dividend, the dividend due on such dividend payment date shall be payable to the holder of record of such share of Convertible Preferred as of such record date notwithstanding such conversion on or prior to the dividend payment date or the default by the Company in the payment of the dividends due on such dividend payment date. Shares of Convertible Preferred surrendered for conversion during the period from the close of business on any record date with respect to the payment of a dividend on the Convertible Preferred to the opening of business on the dividend payment date with respect to such dividend shall (except in the case of shares of Convertible Preferred that have been called for redemption on a Redemption Date within such period) be accompanied by payment in immediately available funds or other funds acceptable to the Company of an amount equal to the dividend payable on such dividend payment date on the shares of Convertible Preferred being surrendered for conversion. The dividend with respect to a share of Convertible Preferred called for redemption on a Redemption Date during the period from the close of business on any record date with respect to the payment of a dividend on the Convertible Preferred to and including the dividend payment date with respect to such dividend shall be payable on such dividend payment date to the holder of record of such share of Convertible Preferred on such dividend record date notwithstanding the conversion of such share of Convertible Preferred after such record date and prior to such dividend payment date, and the holder converting such share of Convertible Preferred need not include a payment of such dividend amount upon surrender of such share of Convertible Preferred for conversion. Except as provided in this subsection, holders of Convertible Preferred will not be entitled to any payment or adjustment on account of accrued and unpaid dividends on shares of Convertible Preferred surrendered for conversion or for dividends on the shares of Common Stock issued upon such conversion.

                  (b) ANTIDILUTION PROVISIONS. The Conversion Price is subject to adjustment from time to time as follows:

                         (i) In case the Company shall pay or make a dividend or other distribution on any Common Stock of the Company in Common Stock, the Conversion Price in effect at the opening of business on the day following the record date for such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

                        (ii) In case the Company shall issue rights, warrants or other securities convertible into Common Stock to all holders of its Common Stock, entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in Section 7(b)(v) below) of the Common Stock on the record date for such rights, warrants or convertible securities, the Conversion Price in effect at the opening of business on the day following the record date shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock that the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the record date. For the purposes of this subparagraph, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not issue any rights, warrants or convertible securities in respect of shares of Common Stock held in the treasury of the Company.

                       (iii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination becomes effective.

                        (iv) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of its capital stock (other than Common Stock) or other assets (excluding those rights, warrants, convertible securities, dividends or distributions referred to in sub-paragraph (i) or (ii) of this subsection (b) and dividends or distributions in connnection with the liquidation, dissolution or winding up of the Company or paid in cash out of the current or retained earnings of the Company), then in each case the Conversion Price shall be adjusted so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for the determination of holders of Common Stock entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Section 7(b)(v) below) of the Common Stock on such record date less the then fair market value as determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed with the transfer agent for the Convertible Preferred (the "Transfer Agent")) of the portion of the cash, capital stock or other assets or evidences of indebtedness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this subsection (b)) applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such record date.

                         (v) For the purpose of any computation under subparagraphs (ii) and (iv) of this subsection (b), the current market price per share of Common Stock on any day shall be deemed to be the average of the last reported sale price (or closing bid price if no sale occurred) for the 20 consecutive Trading Days (as defined below) selected by the Board of Directors commencing no more than 30 Trading Days before and ending no later than the day before the day in question on the American Stock Exchange, Inc. (the "AMEX"), or, if the Common Stock is not then traded on the AMEX, such other national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not then traded on any national securities exchange, the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices. As used herein, the term "Trading Day" means, (x) if the Common Stock is not so listed or admitted for trading but is quoted on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system or, (y) if the Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business.

                        (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments that by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment and provided, further, that adjustment shall be required and made in accordance with the provisions of this subsection (b) (other than this subparagraph) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Anything in this paragraph to the contrary notwithstanding, the Company may, from time to time, decrease the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease. At its option, the Company also may make such other reduction in the Conversion Price as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. All calculations shall be made to the nearest cent.

                       (vii) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly mail an officer's certificate signed by the President or a Vice President and the Chief Financial Officer of the Company setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the manner of computing same, which certificate shall constitute conclusive evidence, absent manifest error, of the correctness of such adjustment. If the calculation of the adjustment requires a determination by the Board of Directors, such certificate shall include a copy of the resolution of the Board of Directors relating to such determination. The certificate shall be mailed to each holder of shares of Convertible Preferred at their last address as the same appears in the stock register of the Company and to the Transfer Agent for the Convertible Preferred.

                  (c)  CONSOLIDATION, MERGER OR SALE OF ASSETS.  In case of
(i) any recapitalization or reclassification of shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, as a result of a subdivision or combination of the Common Stock),
(ii) any consolidation or merger of the Company with or into another person or any merger of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale or transfer of all or substantially all of the assets of the Company or (iv) any compulsory share exchange, pursuant to which any holders of Common Stock shall be entitled to receive other securities, cash or other property, each holder of a share of Convertible Preferred then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, recapitalization, reclassification or share exchange by a holder of the number of shares of Common Stock of the Company into which such share of Convertible Preferred might have been converted immediately prior to such consolidation, merger, sale, transfer, recapitalization, reclassification or share exchange. The company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in this subsection (c) and subsection
(b) of this Section 7.

            In case (x) the Company shall take any action that would result in an adjustment to the Conversion Price, or (y) of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company, or (z) of the voluntary or involuntary dissolution, liquidation or winding up of the Company, then the Company shall cause to be filed with the Transfer Agent for the Convertible Preferred and shall cause to be mailed to all holders of shares of Convertible Preferred at each such holder's last address as the same appears in the stock register of the Company, at least 10 days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such actions or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined or (B) the date on which such consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in subparagraphs (i) through (iv) of this subsection
(c).

                  (d) MECHANICS OF CONVERSION. Before any holder of Convertible Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Convertible Preferred to be converted, duly endorsed and accompanied by any transfer instrument sufficient to transfer the Convertible Preferred being converted to the Company free of any adverse interest, at the office of the Transfer Agent for the Convertible Preferred, and shall give written notice of conversion to the Company at such office specifying the number (in whole shares) of shares of Convertible Preferred to be converted and the name or names in which such holder wishes the certificate or certificates of Common Stock to be issued. The Company shall, within 10 days or as promptly as practicable after such delivery, issue and deliver at such office to such holder of the Convertible Preferred (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional shares of Common Stock or, if the Company so elects, a check payable to the holder for the cash amount payable in lieu of the delivery of shares of Common Stock pursuant to Section 7(a) hereof together with written notice of the Company's election to pay cash in lieu of delivering such shares of Common Stock. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Company receives notice and the shares of Convertible Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date of conversion, unless either (x) the stock transfer books of the Company shall be closed on that date, in which event such conversion shall be deemed to have been effected immediately prior to the close of business on the next succeeding day on which such stock transfer books are open, and such person or persons shall be deemed to have become a holder or holders of record of Common Stock at the close of business on such later date, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the

Company or (y) within 10 days after the Company receives such notice, the Company delivers to the holder written notice of its election to pay cash in lieu of delivering shares of Common Stock pursuant to Section 7(a) hereof. In case any certificate for shares of the Convertible Preferred shall be surrendered for conversion of only a part of the shares represented thereby, the Company shall deliver within 10 days or as promptly as practicable thereafter at such office, or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Convertible Preferred represented by such surrendered certificate that are not being converted. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing the Convertible Preferred are either delivered to the Company or the Transfer Agent for the Convertible Preferred or the Company or the Transfer Agent for the Convertible Preferred shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Convertible Preferred executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

            The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of shares of Convertible Preferred pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Convertible Preferred to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

                  (e) NO IMPAIRMENT. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preferred against impairment.

            Section 8.  SPECIAL CONVERSION RIGHTS.

                  (a) Upon the occurrence of a Change of Control (as defined in Section 8(e) below) with respect to the Company, each holder of Convertible Preferred shall have the right, at the holder's option, for a period of 30 days after the mailing of a Special Conversion Notice (as defined in Section 8(c) hereof) to convert all, but not less than all, of such holder's Convertible Preferred into Common Stock of the Company at an adjusted conversion price per share equal to the Special Conversion Price (as defined in Section 8(e) below). The Company may, at its option, in lieu of providing Common Stock upon any such special conversion, pay to the holder cash equal to the Market Value (as defined in Section 8(e) below) of the Common Stock multiplied by the number of shares of Common Stock into which such shares of Convertible Preferred are convertible at an adjusted conversion price equal to the Special Conversion Price. If the Company elects to pay the holder cash in lieu of delivering shares of Common Stock as provided in the immediately preceding sentence, the Company will deliver, within 10 days after the conversion date, a check payable to the holder for the cash amount payable in lieu of the delivery of shares of Common Stock together with written notice of the Company's election to pay cash in lieu of delivering such shares. Shares of Convertible Preferred that become convertible pursuant to a special conversion right shall, unless so converted, remain convertible into the number of shares of Common Stock that the holders of the Convertible Preferred would have owned immediately after the Change of Control if the holders had converted the Convertible Preferred immediately before the effective date of the Change of Control, subject to adjustment as provided in Section 7 hereof.

                  (b) Upon the occurrence of a Fundamental Change (as defined in Section 8(e) below) with respect to the Company, each holder of Convertible Preferred shall have a special conversion right, at the holder's option, for a period of 30 days after the mailing of a Special Conversion Notice by the Company to the holders of the Convertible Preferred, to convert all, but not less than all, of such holder's Convertible Preferred into the kind and amount of cash, securities, property or other assets receivable upon such Fundamental Change by a holder of the number of shares of Common Stock into which such shares of Convertible Preferred would have been convertible immediately prior to such Fundamental Change at an adjusted conversion price per share equal to the Special Conversion Price. The Company or a successor corporation, as the case may be, may, at its option and in lieu of providing the consideration as required above upon such conversion, pay to the holder cash equal to the
Market Value of the Common Stock multiplied by the number of shares of Common Stock into which such shares of Convertible Preferred are convertible at an adjusted conver-
sion price equal to the Special Conversion Price.   If the Company elects to pay
the holder cash in lieu of delivering the consideration required upon such conversion as provided in the immediately preceding sentence, the Company will deliver, within 10 days after the conversion date, a check payable to the holder for the cash amount payable in lieu of the delivery of such consideration together with written notice of the Company's election to pay cash in lieu of delivering such consideration. Shares of Convertible Preferred that become convertible pursuant to a special conversion right shall, unless so converted, remain convertible into the kind and amount of cash, securities, property or other assets that the holders of the Convertible Preferred would have owned immediately after the Fundamental Change if the holders had converted the Convertible Preferred immediately before the effective date of the Fundamental Change, subject to adjustment as provided in Section 7 hereof.

                  (c) Upon the occurrence of a Change of Control or a Fundamental Change with respect to the Company, within 30 days after such occurrence, the Company shall mail to each registered holder of Convertible Preferred a notice of such occurrence (the "Special Conversion Notice") setting forth the following: (i) the event constituting the Change of Control or Fundamental Change, (ii) the conversion date with respect to exercise of the applicable special conversion right, (iii) the Special Conversion Price,
(iv) the conversion rate (and related Conversion Price) then in effect under
Section 7 and the continuing conversion rights, if any, under Section 7, (v) the name and address of the paying agent, (vi) that holders who want to convert shares of Convertible Preferred must satisfy the requirements of
Section 7(d) (specifying such requirements) and must exercise such special conversion right within the 30-day period after the mailing of such notice by the Company, (vii) that exercise of such special conversion right shall be irrevocable and no dividends on shares of Convertible Preferred (or portions thereof) tendered for conversion shall accrue from and after the conversion date and (viii) that the Company (or a successor corporation, if applicable) may, at its option, elect to pay cash (specifying the amount thereof per share) for all shares of Convertible Preferred tendered for conversion.

                  (d) A holder of Convertible Preferred must exercise the special conversion right within the 30-day period after the mailing of the Special Conversion Notice, and such special conversion right shall expire at the end of such 30-day period. Such right must be exercised in accordance with Section 7 to the extent the procedures in Section 7 are consistent with the special provisions of this Section 8. Exercise of such conversion right shall be irrevocable, to the extent permitted by applicable law, and dividends on Convertible Preferred tendered for conversion shall cease to accrue from and after the conversion date. The conversion date with respect to the exercise of a special conversion right arising upon a Change of Control or Fundamental Change shall be the 30th day after the mailing of the Special Conversion Notice. In taking any action in connection with any Change of Control or Fundamental Change or related special conversion right, the Company will comply with all applicable federal securities laws and regulations including, to the extent applicable, Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended.

                  (e) The following definitions shall apply to terms used herein:

                         (i)  The term "DI affiliates" means (x) Mr. Stanley
      H. Durwood, his spouse and any of his lineal descendants and their respective spouses (collectively, the "Durwood Family"), (y) any controlled affiliate of any member of the Durwood Family and (z) any trust for the benefit of one or more members of the Durwood Family (whether or not any member of the Durwood Family is a trustee of such trust) and no other person other than one or more charitable organizations.

                        (ii) A "Change of Control" with respect to the Company shall be deemed to have occurred at the first time after the issuance of the Convertible Preferred that (x) a majority of the Board of Directors of the Company, over a two-year period, is replaced from the directors who constituted the Board of Directors of the Company at the beginning of such period, which replacement shall not have been approved by the Board of Directors of the Company (or replacement directors approved by the Board of Directors of the Company), as constituted at the beginning of such period, or (y) a person or entity or group of persons or entities acting in concert as a partnership or other group (other than the DI affiliates, any subsidiary of the Company, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any subsidiary of the Company or any person holding securities of the Company for or pursuant to the terms of any such employee benefit plan) shall, as a result of a tender or exchange offer, open-market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
      Act) of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

                       (iii) A "Fundamental Change" with respect to the Company shall be deemed to have occurred after (x) the occurrence of any transaction or event in connection with which (A) 66 2/3% or more of the outstanding Common Stock or (B) securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) or (y) the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Company's property, business or assets; provided, however, that a Fundamental Change will not be deemed to have occurred with respect to either of the following transactions or events: (1) any transaction or event in which more than 50% (by value as determined in good faith by the Board of Directors) of the consideration received by holders of Common Stock consists of Marketable Stock (as defined below) or (2) any consolidation or merger of the Company in which the holders of Voting Stock (as defined below) of the Company immediately prior to such transaction own, directly or indirectly, 50% or more of the Voting Stock of the sole surviving corporation (or of the ultimate parent of such sole surviving corporation) outstanding at the time immediately after such consolidation or merger.

                        (iv) The term "Voting Stock" means, with respect to any person, capital stock of such person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                         (v) The term "Special Conversion Price" means the higher of (x) the Market Value of the Common Stock or (y) $9.80 per share (which amount will, each time the Conversion Price is adjusted, be adjusted so that the ratio of such amount to the Conversion Price, after giving effect to any such adjustment, shall always be the same as the ratio of $9.80 to the initial Conversion Price, without giving effect to any such adjustment). As used herein, "Market Value" of the Common Stock or any other Marketable Stock is the average of the last reported sales prices of the Common Stock or such other Marketable Stock, as the case may be, for the five trading days ending on the last trading day preceding the date of the Fundamental Change, Change of Control or conversion, as applicable.

                        (vi) The term "Marketable Stock" means the Common Stock or common stock of any corporation that is the successor to all or substantially all of the business or assets of the Company as a result of a Fundamental Change or of the ultimate parent of such successor, which is (or will, upon distribution thereof, be) listed or quoted on the New York Stock Exchange, the AMEX, the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices in the United States.

            Section 9. STATUS OF REACQUIRED SHARES. If shares of the Convertible Preferred are redeemed pursuant to Section 5 hereof or converted pursuant to Section 7 hereof, the shares so redeemed or converted shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company.

            Section 10. RESERVATION AND ISSUANCE OF SHARES. So long as any shares of Convertible Preferred remain outstanding, the Company agrees to keep reserved for issuance in connection with the conversion of the Convertible Preferred at all times a number of authorized but unissued shares of Common Stock at least equal to the total number of shares of Common Stock issuable upon conversion of all of the Convertible Preferred outstanding at such time. The Company covenants and agrees that all shares of Common Stock which may be issued upon conversion of shares of Convertible Preferred will upon issue be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

            Section 11. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed, (a) in the case of a holder of the Convertible Preferred, to such holder's address of record and, (b) in the case of the Company, to the Company's principal executive offices to the attention of the Company's Secretary.

            IN WITNESS WHEREOF, AMC Entertainment, Inc. has caused this Certificate of Designations to be duly executed by its duly authorized officer and attested by its secretary this 24 day of February, 1994.


                              AMC ENTERTAINMENT INC.




                              By:_________________________________
                                  Name: Edward D. Durwood
                                  Title: President






ATTEST:



- -----------------------------
Name: Nancy Gallagher
Title:  Secretary
                                        24